                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/

      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED
                 BY RULE 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-12

                                                 CP&L CO.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------

/ /        Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

CP&L LOGO

Carolina Power & Light Company
PO Box 1551
Raleigh, NC 27602

April 1, 2002

Dear Shareholder:

    I am pleased to invite you to attend the 2002 Annual Meeting of the Shareholders of Carolina Power & Light Company. The meeting will be held at 10:00 o'clock a.m. on May 8, 2002, at the Mahaffey Theater at the Bayfront Center, 400 First Street South, St. Petersburg, Florida.

    As described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, the only matter scheduled to be acted upon at the meeting is the election of directors.

    Regardless of the size of your holdings, it is important that your shares be represented at the meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE OR VOTE BY TELEPHONE IN ACCORDANCE WITH THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE. Voting by either of these methods will ensure that your vote is counted at the Annual Meeting if you do not attend in person.

    I am delighted that you have chosen to invest in Carolina Power & Light Company, and look forward to seeing you at the meeting. On behalf of the management and directors of Carolina Power & Light Company, thank you for your continued support and confidence in 2002.

Sincerely,

/s/ William Cavanaugh III
William Cavanaugh III
Chairman of the Board, President and Chief Executive Officer

                         VOTING YOUR PROXY IS IMPORTANT

    Your vote is important. Please promptly SIGN, DATE and RETURN the enclosed proxy card or VOTE BY TELEPHONE in accordance with the instructions on the enclosed proxy card so that as many shares as possible will be represented at the Annual Meeting.

    A self-addressed envelope, which requires no postage if mailed in the United States, is enclosed for your convenience.

                         CAROLINA POWER & LIGHT COMPANY
                            410 S. WILMINGTON STREET
                       RALEIGH, NORTH CAROLINA 27601-1849

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 8, 2002

    The Annual Meeting of the Shareholders of Carolina Power & Light Company will be held at 10:00 o'clock a.m. on May 8, 2002, at the Mahaffey Theater at the Bayfront Center, 400 First Street South, St. Petersburg, Florida. The meeting will be held in order to:

    (1) Elect five (5) Class I directors of the Company to serve three-year terms.

    (2) Transact any other business as may properly be brought before the meeting.

    All shareholders of $5 Preferred Stock, Serial Preferred Stock and Common Stock of record at the close of business on March 1, 2002, will be entitled to vote. The stock transfer books will remain open.

                                          By order of the Board of Directors.
                                          WILLIAM D. JOHNSON
                                          Executive Vice President,
                                          General Counsel and Secretary

Raleigh, North Carolina
April 1, 2002

                         CAROLINA POWER & LIGHT COMPANY
                            410 S. WILMINGTON STREET
                       RALEIGH, NORTH CAROLINA 27601-1849

                             ---------------------

                                PROXY STATEMENT
                                    GENERAL

    This Proxy Statement is furnished in connection with the Board of Directors' of Carolina Power & Light Company (Company) solicitation of proxies to be used at the Annual Meeting of Shareholders. That meeting will be held at 10:00 o'clock a.m. on May 8, 2002, at the Mahaffey Theater at the Bayfront Center, 400 First Street South, St. Petersburg, Florida. (For directions to the meeting location, please see map included at the end of the Proxy Statement.) The Proxy Statement and form of proxy were first sent to shareholders on or about
April 1, 2002.

    COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR 2001, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES, ARE AVAILABLE UPON WRITTEN REQUEST, WITHOUT CHARGE, TO THE PERSONS WHOSE PROXIES ARE SOLICITED. ANY EXHIBIT TO FORM 10-K IS ALSO AVAILABLE UPON WRITTEN REQUEST AT A REASONABLE CHARGE FOR COPYING AND MAILING. WRITTEN REQUESTS SHOULD BE MADE TO MR. THOMAS R. SULLIVAN, TREASURER, P. O. BOX 1551, RALEIGH, NORTH CAROLINA 27602.

    THE SECURITIES AND EXCHANGE COMMISSION DELIVERY RULES CAN BE SATISFIED BY DELIVERING A SINGLE PROXY STATEMENT AND ANNUAL REPORT TO SHAREHOLDERS TO AN ADDRESS SHARED BY TWO OR MORE OF OUR SHAREHOLDERS. THIS DELIVERY METHOD IS REFERRED TO AS HOUSEHOLDING. FOR SHAREHOLDERS WHOSE SHARES OF CAROLINA POWER & LIGHT COMPANY PREFERRED STOCK ARE HELD IN BROKERAGE ACCOUNTS, A SINGLE COPY OF THE ANNUAL REPORT AND OF THE PROXY STATEMENT WILL BE SENT TO MULTIPLE SHAREHOLDERS WHO SHARE THE SAME ADDRESS IF THEY HAVE PROVIDED THEIR WRITTEN OR IMPLIED CONSENT TO SUCH DELIVERY.

    IF YOU PREFER TO RECEIVE A SEPARATE COPY OF THE PROXY STATEMENT OR THE ANNUAL REPORT, PLEASE WRITE TO SHAREHOLDER RELATIONS, P. O. BOX 1551, RALEIGH, NORTH CAROLINA 27602 OR TELEPHONE US AT 800-662-7232, AND WE WILL PROMPTLY SEND YOU SEPARATE COPIES.

                                    PROXIES

    The accompanying proxy is solicited by the Board of Directors of the Company and the entire cost of solicitation will be borne by the Company. The Company expects to solicit proxies primarily by mail. Proxies may also be solicited by telephone, telegraph or personally by officers and employees of the Company, who will not be specially compensated for such services.

    You may vote shares either in person or by duly authorized proxy. In addition, you may vote your shares by telephone by following the instructions provided in the enclosed proxy form. The telephone voting facilities for shareholders of record will close at 12:01 a.m. E.D.T. on the morning of the meeting. Any shareholder who has executed a proxy and attends the meeting may elect to vote in person rather than by proxy. You may revoke any proxy given by you in response to this solicitation at any time before the proxy is exercised by delivering a written notice of revocation, by filing with the Secretary of the Company a subsequently dated, properly executed proxy or by attending the Annual Meeting and electing to vote in person. Your attendance at the Annual Meeting, by itself, will not constitute a revocation of a proxy. If you voted by telephone, you may also revoke your vote by any of the three methods noted above, or you may change your vote by voting again by telephone. If you decide to vote by completing and mailing the enclosed proxy card, you should retain a copy of the voter control number found on the proxy card in the event that you decide later to change or revoke your proxy. You should address any written notices of proxy revocation to: Carolina Power & Light Company, P.O. Box 1551, Raleigh, North Carolina 27602, Attention: Secretary.

    All shares represented by effective proxies received by the Company at or before the Annual Meeting, and not revoked before they are exercised, will be voted in the manner specified therein. Proxies that do not contain specifications will be voted "FOR" the election of Directors as set forth in this Proxy Statement, and, in the discretion of the named proxies, upon any other business properly brought before the meeting.

                               VOTING SECURITIES

    The Directors of the Company have fixed March 1, 2002, as the record date for shareholders entitled to vote at the Annual Meeting. Only holders of the Company's $5 Preferred Stock, Serial Preferred Stock and Common Stock of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting. Each share is entitled to one vote. As of March 1, 2002, there were outstanding 236,997 shares of $5 Preferred Stock, 349,850 shares of Serial Preferred Stock, and 159,608,055 shares of Common Stock. Progress
Energy Inc. (Progress Energy) owns all outstanding shares of the Company's Common Stock.

    Pursuant to the provisions of the North Carolina Business Corporation Act, Directors will be elected by a plurality of the votes cast by the shares entitled to vote. Withheld votes or shares held in street name that are not voted in the election of Directors will not be included in determining the number of votes cast. Approval of other matters to be presented at the Annual Meeting, if any, generally will require the affirmative vote of a majority of the shares voted on such matters. Abstentions from voting and broker non-votes will not have the effect of a "negative" vote with respect to any such matters.

                             ELECTION OF DIRECTORS

    Based on the report of the Corporate Governance Committee (see page 9), the Board of Directors nominates the five nominees listed below. The nominees to serve as Directors in Class I for terms expiring in 2005 and until their respective successors are elected and qualified are; W. D. Frederick, Jr., William O. McCoy, John H. Mullin, III, Carlos A. Saladrigas and J. Tylee Wilson.

    There are no family relationships among any of the nominees for Director or among any nominee and any Director or officer of the Company or its subsidiaries, and except as described above, there is no arrangement or understanding between any nominee and any other person pursuant to which the nominee was selected.

    Valid proxies received pursuant to this solicitation will be voted in the manner specified. Where specifications are not made, the shares represented by the accompanying proxy will be voted for the election of the five nominees. Votes (other than votes withheld) will be cast pursuant to the accompanying proxy for the election of the nominees listed above unless, by reason of death or other unexpected occurrence, one or more of such nominees shall not be available for election, in which event it is intended that such votes will be cast for such substitute nominee or nominees as may be determined by the persons named in such proxy. The Board of Directors has no reason to believe that any of the nominees listed above will not be available for election as a Director.

    The names of the five nominees for election to the Board of Directors and of the other Directors, along with their ages, principal occupations or employment for the past five years, and current directorships are set forth below. Information concerning the number of shares of Progress Energy's Common Stock beneficially owned, directly or indirectly, by all current Directors appears on pages 6 and 7 of this Proxy Statement.

                         NOMINEES FOR ELECTION--CLASS I
                            (Terms Expiring in 2005)

    W. D. FREDERICK, JR., age 67, is a citrus grower and rancher. He is a retired partner in the law firm of Holland & Knight. He has served as a Director of the Company since November 30, 2000 and also serves as a director of Progress Energy, Florida Progress Corporation, Blue Cross/Blue Shield of Florida and United Heritage Bank.

    WILLIAM O. MCCOY, age 68, is a partner in Franklin Street Partners, an investment management firm (since 1998). He previously served as Interim Chancellor of the University of North Carolina at Chapel Hill from April 1999 to August 2000 and as Vice President-Finance of the University of North Carolina at Chapel Hill from 1995 to 1998. He has served as a Director of the Company since 1996 and also serves as a director of Progress Energy, Florida Progress Corporation, Duke Realty Corporation, Acterna Corp., The Liberty Corporation and North Carolina Capital Management Trust, and as a Trustee of Fidelity Investments.

    JOHN H. MULLIN, III, age 60, is Chairman of Ridgeway Farm, LLC, a limited liability Company engaged in timber and agricultural activities. He has served as a Director of the Company since 1999 and also serves as a director of Progress Energy, Florida Progress Corporation, The Liberty Corporation and Alex Brown Realty, Inc., and as a Trustee of The Putnam Funds.

    CARLOS A. SALADRIGAS, age 53, is Chief Executive Officer of ADP TotalSource (previously The Vincam Group, Inc.), a Miami-based human resources outsourcing company that provides human resource functions to small and mid-sized businesses. He is also Chairman of Premier American Bank in Miami, Florida. He has served as a Director of the Company since September 1, 2001 and also serves as a director of Progress Energy and Florida Progress Corporation.

    J. TYLEE WILSON, age 70, is retired Chairman and Chief Executive Officer of RJR Nabisco, Inc. He has served as a Director of the Company since 1987 and also serves as a director of Progress Energy and Florida Progress Corporation.

                    DIRECTORS CONTINUING IN OFFICE--CLASS II
                            (Terms Expiring in 2003)

    EDWIN B. BORDEN, age 68, is President of The Borden Manufacturing Company, a textile management services company. He has served as a Director of the Company since 1985 and also serves as a director of Progress Energy, Florida Progress Corporation, Jefferson-Pilot Corporation, Ruddick Corporation and Winston Hotels, Inc.

    DAVID L. BURNER, age 62, is Chairman and Chief Executive Officer of the Goodrich Corporation, a provider of aerospace components, systems and services (since July 1997). He previously served as President and Chief Executive Officer (from December 1996 to July 1997) and President (from December 1995 to
December 1996) of the Goodrich Corporation and as President, Goodrich Aerospace and Executive Vice President of the Goodrich Corporation (from January 1995 to December 1995). He has served as a Director of the Company since 1999 and also serves as a director of Progress Energy, Florida Progress Corporation, Milacron, Inc., Lance, Inc. and Briggs & Stratton Corporation.

    RICHARD L. DAUGHERTY, age 66, is retired Executive Director of NCSU Research Corporation, a development corporation of the Centennial Campus of North Carolina State University. He has served as a Director of the Company since 1992 and also serves as a director of Progress Energy and Florida Progress Corporation.

    RICHARD A. NUNIS, age 69, is President of New Business Solutions, Inc. He previously served as Chairman, Walt Disney Parks & Resorts. He has served as a Director of the Company since November 30, 2000 and also serves as a director of Progress Energy and Florida Progress Corporation.

                   DIRECTORS CONTINUING IN OFFICE--CLASS III
                            (Terms Expiring in 2004)

    WILLIAM CAVANAUGH III, age 63, is Chairman, President and Chief Executive Officer of the Company (since May 1999). He also serves as Chairman, Progress Energy Service Company, LLC (July 2000 to present), Chairman, Florida Power Corporation (November 30, 2000 to present), Chairman, Progress Ventures, Inc. (March 2000 to present), and Chairman, President and Chief Executive Officer, Progress Energy (August 1999 to present). He previously served in various executive positions at Carolina Power & Light Company. He has served as a Director of the Company since 1993 and also serves as a director of Florida Progress Corporation and Duke Realty Corporation.

    CHARLES W. COKER, age 68, is Chairman of Sonoco Products Company, a manufacturer of paperboard and paper and plastics packaging products (since April 1998). He previously served as

Chairman and Chief Executive Officer of Sonoco Products Company (from 1976 to April 1998). He has served as a Director of the Company since 1975 and also serves as a director of Progress Energy, Florida Progress Corporation, BankAmerica Corporation, Sara Lee Corporation and Springs Industries, Inc.

    E. MARIE MCKEE, age 51, is Senior Vice President of Corning Incorporated, a developer of technologies for glass, ceramics, fiber optics and photonics. She has served as a Director of the Company since 1999 and also serves as a director of Progress Energy and Florida Progress Corporation.

    JEAN GILES WITTNER, age 67, is President and Secretary of Wittner &
Co., Inc., a Florida holding company for companies that provide life insurance products, employee benefit insurance programs, and commercial office leasing and property management services. She has served as a Director of the Company since November 30, 2000 and also serves as a director of Progress Energy, Florida Progress Corporation and Raymond James Bank, FSB.

                             PRINCIPAL SHAREHOLDERS

    The following table sets forth the only shareholder known to the Company to beneficially own more than 5% of the outstanding shares of the Common Stock of the Company as of December 31, 2001. The Company does not know of any shareholder that owned more than 5% of any class of its other voting securities as of December 31, 2001.

                  NAME AND ADDRESS OF       NUMBER OF SHARES
TITLE OF CLASS      BENEFICIAL OWNER       BENEFICIALLY OWNED   PERCENTAGE OF CLASS
--------------  ------------------------   ------------------   -------------------
Common Stock     Progress Energy, Inc.          159,608,055             100%
                410 S. Wilmington Street
                 Raleigh, NC 27601-1849

                      MANAGEMENT OWNERSHIP OF COMMON STOCK

    None of the Company's directors or executive officers owns any shares of the Company's Common or Preferred Stock.

    The following table describes the beneficial ownership of the Common Stock of Progress Energy and ownership of Progress Energy Common Stock units as of December 31, 2001, of (i) all current Directors and nominees for Director,
(ii) each executive officer of the Company named in the Summary Compensation Table presented later in this document and (iii) all Directors and executive officers as a group. A unit of Common Stock does not represent an equity interest in Progress Energy and possesses no voting rights, but is equal in value at all times to a share of Progress Energy Common Stock. As of December 31, 2001, none of the individuals or group in the above categories owned one percent (1%) or more of the Progress Energy's voting securities.

-----------------------------------------------------------------------------
                                           NUMBER OF SHARES OF COMMON STOCK
                                           BENEFICIALLY OWNED(1) AND UNITS
                                                     REPRESENTING
NAME                                     SHARES OF COMMON STOCK(2,3,4,5,6,7)
-----------------------------------------------------------------------------
Edwin B. Borden                            5,297               Common Stock
                                          25,837(2)            Units
David L. Burner                                0               Common Stock
                                           4,801(2)            Units
William Cavanaugh III                    212,190(8)            Common Stock
                                         185,500(4,5,6,7)      Units
Charles W. Coker                           7,498(9)            Common Stock
                                          30,565(2)            Units
Richard L. Daugherty                         995               Common Stock
                                          17,987(2)            Units
W. D. Frederick, Jr.                       1,000               Common Stock
                                           1,720(2)            Units
William D. Johnson                        36,550(11)           Common Stock
                                          19,473(5,6,7)        Units
William O. McCoy                           1,000               Common Stock
                                          10,194(2)            Units
Robert B. McGehee                         45,083(12)           Common Stock
                                          26,032(5,6,7)        Units
E. Marie McKee                               600               Common Stock
                                           4,994(2)            Units
John H. Mullin, III                        1,500(10)           Common Stock
                                           6,037(2)            Units
Richard A. Nunis                           5,000               Common Stock
                                             731(2)            Units
William S. Orser                          62,364(13)           Common Stock
                                          43,644(4,5,6)        Units

-----------------------------------------------------------------------------
                                           NUMBER OF SHARES OF COMMON STOCK
                                           BENEFICIALLY OWNED(1) AND UNITS
                                                     REPRESENTING
NAME                                     SHARES OF COMMON STOCK(2,3,4,5,6,7)
-----------------------------------------------------------------------------
Carlos A. Saladrigas                           0               Common Stock
                                             118(3)            Units
Peter M. Scott III                        36,291(14)           Common Stock
                                          16,442(5,6)          Units
J. Tylee Wilson                            5,000               Common Stock
                                           8,073(2)            Units
Jean Giles Wittner                         2,000               Common Stock
                                           1,679(2)            Units
Shares of Common Stock beneficially
  owned by all directors and executive
  officers of the Company as a group
  (24 persons)                           611,223               Common Stock

------------------------

    (1)Unless otherwise noted, all shares of Progress Energy Common Stock set forth in the table are beneficially owned, directly or indirectly, with sole voting and investment power, by such shareholder.

    (2)Consists of units representing Common Stock of Progress Energy under the Directors' Deferred Compensation Plan and the Progress Energy Non-Employee Director Stock Unit Plan (see "Directors' Compensation" on page 10).

    (3)Consists of units representing Common Stock of Progress Energy under the Directors' Deferred Compensation Plan.

    (4)Consists of performance units under the Long-Term Compensation Program.

    (5)Consists of performance shares awarded under the Performance Share Sub-Plan of the Progress Energy 1997 Equity Incentive Plan (see "Long-Term Incentive Plan Awards Table" on page 16 and footnote 1 thereunder for performance shares awarded in 2001).

    (6)Consists of replacement units to replace the value of Company contributions to the Progress Energy 401(k) Savings & Stock Ownership Plan that would have been made but for the deferral of salary under the Progress Energy Management Deferred Compensation Plan and contribution limitations under
Section 415 of the Internal Revenue Code of 1986, as amended (see "Summary Compensation Table" on page 13 and footnote 5 thereunder).

    (7)Consists of performance units recorded to reflect awards deferred under the Progress Energy Management Incentive Compensation Plan.

    (8)Includes 175,000 shares of Progress Energy Restricted Stock and 7,764 shares of Progress Energy Common Stock with shared voting and investment power owned by members of immediate family to which beneficial ownership has not been disclaimed.

    (9)Includes 7,298 shares of Progress Energy Common Stock with shared voting and investment power owned by members of immediate family to which beneficial ownership has not been disclaimed.

    (10)Includes 500 shares of Progress Energy Common Stock with shared voting and investment power owned by members of immediate family to which beneficial ownership has not been disclaimed.

    (11)Includes 32,500 shares of Progress Energy Restricted Stock.

    (12)Includes 41,500 shares of Progress Energy Restricted Stock.

    (13)Includes 46,667 shares of Progress Energy Restricted Stock.

    (14)Includes 35,900 shares of Progress Energy Restricted Stock.

                    INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

    On September 27, 1999, Florida Progress Corporation and the nine individuals who were its directors were served with a purported class action complaint, Case No. 99-6167CI-20, styled Lisa Fruchter, on behalf of herself and all others similarly situated, v. Florida Progress Corporation, Richard Korpan, Clarence V. McKee, Richard A. Nunis, Jean Giles Wittner, Michael P. Graney, Joan D. Ruffier, Robert T. Stuart, Jr., W. D. Frederick, and Vincent J. Naimoli. The complaint was filed in the Circuit Court of the 6th Judicial Circuit in and for Pinellas County, Florida on September 14, 1999. The complaint seeks class action status and injunctive relief: (1) declaring that the agreement and plan of exchange was entered into in breach of the fiduciary duties of the Florida Progress Corporation board of directors; (2) enjoining Florida Progress Corporation from proceeding with the share exchange; (3) rescinding the agreement and plan of exchange; (4) enjoining any other business combination until an auction is conducted to obtain the highest price possible for Florida Progress Corporation;
(5) directing the Florida Progress Corporation board of directors to commence such an auction; and (6) awarding the class an unspecified amount of damages. The complaint also seeks an award of costs and attorneys' fees. The parties have reached agreement on terms of settlement, which are subject to court approval. If the settlement is not approved, Florida Progress Corporation and the nine individual defendants intend to vigorously defend against this action. The share exchange was consummated on November 30, 2000.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors and executive officers to file reports of their holdings and transactions in the Company's securities with the Securities and Exchange Commission and the New York Stock Exchange. Based on Company records and other information, the Company believes that all Section 16(a) filing requirements applicable to its Directors and executive officers with respect to the Company's 2001 fiscal year were met.

                               BOARD OF DIRECTORS

    The Board of Directors is currently comprised of thirteen (13) members. The Board of Directors met seven times in 2001. Average attendance of the Directors at the meetings of the Board and its Committees held during 2001 was 98%.

    The Board of Directors appoints from its members an Executive Committee, a Committee on Audit and Corporate Performance, a Committee on Finance, a Committee on Operations, Environmental, Health and Safety Issues, a Committee on Organization and Compensation, and a Corporate Governance Committee. The membership and functions of the standing Board Committees, as of December 31, 2001, are discussed below.

                              EXECUTIVE COMMITTEE

    The Executive Committee is presently composed of one Officer/Director and five Directors--Messrs. William Cavanaugh III, Chairman, Edwin B. Borden, Charles W. Coker, Richard L. Daugherty, William O. McCoy and J. Tylee Wilson. The authority and responsibility of the Executive Committee are provided in the Company's Charter and By-Laws. The Committee held no meetings in 2001.

                              AUDIT AND CORPORATE
                             PERFORMANCE COMMITTEE

    The Audit and Corporate Performance Committee is presently composed of six non-employee Directors--Messrs. Richard L. Daugherty, Chairman, David L. Burner,
W. D. Frederick, Jr., John H. Mullin, III and Carlos A. Saladrigas, and
Ms. Jean Giles Wittner. The work of this Committee includes reviewing the annual financial results of the Company and monitoring the activities of the independent auditors and the internal audit department. The Committee also reviews corporate goals established by the Company and the Company's progress in achieving these goals. The Committee held three meetings in 2001.

                         CORPORATE GOVERNANCE COMMITTEE

    The Corporate Governance Committee is presently composed of four non-employee Directors--Messrs. J. Tylee Wilson, Chairman, Edwin B. Borden, Charles W. Coker and John H. Mullin, III. This Committee is responsible for making recommendations to the Board with respect to the governance of the Company and the Board. Its responsibilities include recommending amendments to the Company's Charter and By-Laws, making recommendations regarding the structure, charter, practices and policies of the Board, ensuring that processes are in place for annual CEO performance appraisal and review of succession planning and management development, recommending a process for the annual assessment of Board performance, recommending criteria for Board membership, reviewing the qualifications of and recommending to the Board nominees for election. The Committee will consider qualified candidates for director nominated by shareholders at an annual meeting of shareholders; provided, however, that written notice of any shareholder nominations must be received by the Secretary of the Company no later than the close of business on the 60th day prior to the first anniversary of the immediately preceding year's annual meeting. The Committee held four meetings in 2001.

                               FINANCE COMMITTEE

    The Finance Committee is presently composed of six non-employee Directors--Messrs. William O. McCoy, Chairman, David L. Burner, Charles W. Coker, John H. Mullin, III, Richard A. Nunis and J. Tylee Wilson. The Committee reviews and oversees the Company's financial policies and planning, strategic planning and investments and pension funds. The Committee also monitors the Company's risk management activities and reviews the Company's dividend policy and proposed budget. The Committee held six meetings in 2001.

                    COMMITTEE ON OPERATIONS, ENVIRONMENTAL,
                            HEALTH AND SAFETY ISSUES

    The Committee on Operations, Environmental, Health and Safety Issues is presently composed of six non-employee Directors--Messrs. Edwin B. Borden, Chairman, Richard L. Daugherty, W. D. Frederick, Jr., and Carlos A. Saladrigas, and Ms. E. Marie McKee and Ms. Jean Giles Wittner. The Committee reviews the Company's load forecasts and plans to carry out its development program and reviews and assesses Company policies, procedures, and practices relative to the protection of the environment and the safety of employees, customers, contractors, and the public. The Committee advises the Board and makes recommendations for the Board's consideration regarding operational, environmental, and safety-related issues. The Committee held three meetings in 2001.

                           COMMITTEE ON ORGANIZATION
                                AND COMPENSATION

    The Committee on Organization and Compensation is presently composed of six non-employee Directors--Messrs. Charles W. Coker, Chairman, Edwin B. Borden, William O. McCoy, Richard A. Nunis and J. Tylee Wilson, and Ms. E. Marie McKee. The Committee ascertains that personnel policies and procedures are in keeping with all governmental rules and regulations and are designed to attract and retain competent, talented employees and develop the potential of these employees. The Committee reviews all executive development plans, makes executive compensation decisions and oversees plans for management succession. The Committee held six meetings in 2001.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

    ALL COMPENSATION PAID TO OUTSIDE DIRECTORS OF PROGRESS ENERGY IS FOR SERVICES RENDERED ON BEHALF OF THE BOARDS OF PROGRESS ENERGY, FLORIDA PROGRESS CORPORATION AND THE COMPANY. SPONSORSHIP OF THE VARIOUS BENEFIT PLANS DISCUSSED IN THIS SECTION WAS TRANSFERRED FROM CAROLINA POWER & LIGHT COMPANY TO PROGRESS ENERGY, INC., EFFECTIVE AUGUST 1, 2000. A DESCRIPTION OF THE COMPENSATION PAID TO SAID OUTSIDE DIRECTORS FOLLOWS.

                            DIRECTORS' COMPENSATION

    Directors who are not employees of the Company or its affiliates receive an annual retainer of $35,000, of which $15,000 is automatically deferred under the Progress Energy Directors' Deferred Compensation Plan (see below), and an attendance fee of $1,500 per meeting for regularly scheduled Board meetings. Directors who are not employees of the Company or its affiliates also receive an attendance fee for committee meetings of $1,000. The Chairman of each Committee receives an additional retainer of $3,000 per year. Directors who are not employees of the Company or its affiliates receive an attendance fee of $1,000 for each day of a visit to a plant or office of the Company or its subsidiaries, or for attendance at any other business meeting to which the director is invited by the Company. Directors who are officers of the Company or its affiliates do not receive an annual retainer or attendance fees. All Directors are reimbursed for expenses incident to their service as Directors.

    In addition to the $15,000 annual retainer and any matching contributions under the incentive compensation program that are automatically deferred, outside Directors may elect to defer any portion of the remainder of their annual retainer and Board attendance fees until after the termination of their service on the Board under the Directors' Deferred Compensation Plan. Any deferred fees are deemed to be invested in a number of Units of Common Stock of Progress Energy, but participating Directors receive no equity interest or voting rights in the Common Stock. The number of Units credited to the account of a participating Director is equal to the dollar amount of the deferred fees divided by the average of the high and low selling prices (i.e., market value) of Progress Energy's Common Stock on the day the deferred fees would otherwise be payable to the participating Director. The number of Units in each account is adjusted from time to time to reflect the payment of dividends on the number of shares of Progress Energy Common Stock represented by the Units. Unless otherwise agreed to by the participant and the Board, when the participant ceases to be a member of the Board of Directors, he or she will receive cash equal to the market value of a share of Progress Energy's Common Stock on the date of payment multiplied by the number of Units credited to the participant's account.

    Directors are also eligible for matching contributions of up to $15,000 under an incentive compensation program. Awards under this program are based upon the achievement of the corporate incentive goals established each year by the Board of Progress Energy, Inc. and used as the basis for a matching contribution of shares of Common Stock for participating employees in Progress Energy's 401(k) Savings & Stock Ownership Plan. In the event that five of the corporate incentive goals are met, the $15,000 portion of the annual retainer that is automatically deferred pursuant to the Progress Energy Directors' Deferred Compensation Plan will be increased by 50 percent, with an additional 10 percent increase for each corporate incentive goal met in excess of five (up to a maximum matching contribution of 100 percent). Such matching contribution is automatically deferred until the Director's retirement.

    Effective January 1, 1998, the Board of Directors Retirement Plan was replaced by the Progress Energy Non-Employee Director Stock Unit Plan. Directors had the option of rolling the value of their benefits under the Retirement Plan into the Stock Unit Plan. Effective January 1, 2001, the Stock Unit Plan provides for an annual grant of 350 "stock units" to each non-employee Director who has served on the Board for at least one year and for matching grants of up to 350 additional units to be awarded to those Directors for each year in which certain incentive goals established by the Board are met. Each unit is equal in value to one share of Progress Energy's Common Stock. The number of Units is adjusted from time to time to reflect the payment of dividends with respect to the Common Stock of Progress Energy. Benefits under the Progress Energy Non-Employee Director Stock Unit Plan vest after a participant has been a member of the Board for five years, and are payable solely in cash.

    All of the Directors who were existing Directors or retired Directors on or prior to September 16, 1998 participate in a Directors' Educational Contribution Plan (Educational Plan). The Educational Plan is funded by policies of corporate-owned life insurance on the lives of pairs of Directors, with proceeds payable to Progress Energy at the death of the second to die in each pair. All costs of the Educational Plan are expected to be covered from the life insurance proceeds to be received by Progress Energy. Pursuant to this Educational Plan, Progress Energy will make a contribution in the name of each Director to an educational institution or approved educational foundation or fund in North Carolina or South Carolina selected by the Director and approved by the Executive Committee of the Board of Directors. The contribution will be made at the later to occur of the retirement of the Director from the Board of Directors or ten years from the date of adoption of the Educational Plan. If a Director has served as a Director for at least five but less than ten years at the time the contribution is to be made, Progress Energy will contribute $250,000 in the name of the Director.

    If the Director has served for ten or more years, the amount of the contribution will be $500,000. The Educational Plan was discontinued
September 16, 1998 and will not be offered as a benefit for any Director who joins the Board subsequent to that date. The Educational Plan may be terminated at any time in the discretion of the Executive Committee without recourse or obligation to Progress Energy.

STOCK OWNERSHIP GUIDELINES

    In an effort to more closely link the interests of the Company's Directors with those of Progress Energy's shareholders, in December 2000, Progress Energy's Board of Directors adopted stock ownership guidelines which are designed to ensure that outside Directors of Progress Energy and its affiliates have a significant financial equity investment in the Company through their investment in Progress Energy. Those guidelines require the outside Directors to own Progress Energy Common Stock or Units whose value is equivalent to the value of that stock with a total value equal to five times the annual retainer paid to outside Directors. The stock and/or Units may be acquired over a five-year period and may include Units acquired under the Progress Energy Directors' Deferred Compensation Plan and the Progress Energy Non-Employee Director Stock Unit Plan.

SERVICE ON BOARDS OF SUBSIDIARIES

    All compensation paid to outside Directors is for services rendered on behalf of the Company's Board of Directors and the boards of Progress Energy and Florida Progress Corporation.

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM
                                                                                     COMPENSATION

                                          ANNUAL COMPENSATION                    AWARDS        PAYOUTS
                                  --------------------------------------------------------------------------------
                                                                 OTHER        RESTRICTED
                                                                 ANNUAL          STOCK          LTIP          ALL OTHER
NAME AND                          SALARY(1)     BONUS(2)($)    COMPENSATION(3) AWARD(S)(4,5)  PAYOUTS(6)     COMPENSATION(7)
PRINCIPAL POSITION         YEAR      ($)                          ($)             ($)            ($)             ($)
----------------------------------------------------------------------------------------------------------------------------
William Cavanaugh III      2001   $1,043,380    $1,300,000       $110,038(8)   $   46,824(9)   $296,949(10)     $329,140(11)
Chairman, President        2000      871,483     1,657,640(12)    126,616       3,871,402           N/A          258,389
and Chief Executive        1999      778,849       610,000(13)     76,991          34,046           N/A          497,305
Officer

William S. Orser           2001   $  548,225    $  350,000       $  5,943      $  624,194(14)  $113,124         $128,367(15)
Group President--CP&L      2000      469,789       416,963(16)      7,144         178,624           N/A          105,758
                           1999      436,759       220,000          1,735          15,683           N/A          203,193

Robert B. McGehee          2001   $  487,110    $  328,000       $ 15,484      $  598,246(17)  $ 73,530         $ 93,785(18)
Executive Vice President   2000      337,513       444,281(19)     15,901         280,030           N/A           74,807
                           1999      282,056       150,000         54,734         258,518           N/A          151,357

Peter M. Scott III         2001   $  422,283    $  275,000       $  7,635      $  138,990(20)       N/A         $ 80,707(21)
Executive Vice President   2000      206,613       304,000         50,350       1,126,195           N/A           50,485
and Chief Financial        1999          N/A           N/A            N/A             N/A           N/A              N/A
Officer
(employed as of May 8, 2000)

William D Johnson          2001   $  378,776    $  255,000       $ 78,698(22)  $  394,701(23)  $ 21,352         $ 56,923(24)
Executive Vice President,  2000      247,009       265,803(25)     26,734         405,131           N/A           38,012
General Counsel and        1999      192,052       100,000             56         288,450           N/A           43,190(26)
Secretary

    (1)Consists of base salary prior to (i) employee contributions to the Progress Energy 401(k) Savings & Stock Ownership Plan and (ii) voluntary deferrals, if any, under the Progress Energy Management Deferred Compensation Plan. See "Other Benefit Opportunities" on page 28.

    (2)Except as otherwise noted, consists of amounts awarded with respect to performance in the stated year under the Progress Energy Management Incentive Compensation Plan. See "Other Annual Compensation Opportunities" on page 24.

    (3)Consists of gross-up payments for certain federal and state income tax obligations, and where indicated by footnote disclosure, certain perquisites.

    (4)Includes the value of restricted stock awards as of the grant date (calculated by multiplying the closing market price of Progress Energy's unrestricted stock on the date of grant by the number of shares awarded) granted pursuant to Progress Energy's 1997 Equity Incentive Plan. None of the restricted stock awards will vest, in whole or in part, in under three years from the date of grant except in the event of a change in control of Progress Energy or in the event of the recipient's death or disability more than one year from the grant date. During the period for which the shares are restricted, the grantee will receive all voting rights and cash dividends associated with the restricted stock.

    (5)Includes the value of matchable deferrals credited to the account of a participant to replace the value of Company contributions to the Progress Energy 401(k) Savings & Stock Ownership Plan that would have been made on behalf of the participant but for the deferral of salary under the Progress Energy Management Deferred Compensation Plan (MDCP) compensation limitations under Section 415 of the Internal Revenue Code of 1986, as amended ("Phantom Stock Units"). Phantom Stock Units do not represent an equity interest in Progress Energy and the crediting of such Units to a participant's account does not convey any voting rights. However, a Phantom Stock Unit is equal in value at all times to a share of Progress Energy's Common Stock. Additional Phantom Stock Units are credited from time to time to reflect the payment of dividends on the underlying Progress Energy Common Stock. For participants with less than five years of service with Progress Energy or its affiliates, these Phantom Stock Units vest two years from the end of the calendar year in which they are granted. Participants with five or more years of service with Progress Energy or its affiliates are 100% vested in all Phantom Stock Units credited to their accounts. Phantom Stock Units are not deemed "Matured" and therefore available for reallocation to other deemed investment funds chosen by the participant until two years after the end of the MDCP Year for which they were allocated. Payment of the value of the Phantom Stock Units will be made in cash and will generally be made on one of the following dates in accordance with the participant's deferral election: (i) the April 1 following the date that is five or more years from the last day of the MDCP Year for which the participant's salary deferral is made; (ii) the April 1 following the participant's retirement; or (iii) the April 1 following the first anniversary of the participant's retirement. The amount of the payment will equal the fair market value of notational deemed investment funds on the valuation date multiplied by the number of units credited to the account of the participant for each fund. See "Other Benefit Opportunities" on page 28.

    (6)Consists of the value of payouts of awards granted under the Performance Share Sub-Plan of Progress Energy's 1997 Equity Incentive Plan.

    (7)Amounts reported in this column include dividends earned in 2001 on awards granted under Progress Energy's Long-Term Compensation Program and dividends allocated in 2001 on awards granted under the Performance Share Sub-Plan of Progress Energy's 1997 Equity Incentive Plan.

    (8)Consists of (i) $48,114 in gross-up payments for certain federal and state income tax obligations and (ii) certain perquisites, including airplane expenses of $20,942 and an automobile allowance of $18,600, both of which exceed thresholds for footnote disclosure.

    (9)Consists of 1,104 Phantom Stock Units based on the market value of a share of Progress Energy Common Stock on the date such units were credited to the account of the participant. Mr. Cavanaugh owns a total of 175,000 shares of Progress Energy Restricted Stock which were valued at $7,880,250 as of December 31, 2001.

    (10)Mr. Cavanaugh has elected to defer receipt of this award until after his date of retirement.

    (11)Consists of (i) $56,966, which represents dividends earned in 2001 on performance units awarded under the Progress Energy Long-Term Compensation Program; (ii) $166,325, which represents dividends allocated in 2001 on performance shares awarded under the Performance Share Sub-Plan of Progress Energy's 1997 Equity Incentive Plan; (iii) $10,200, which represents Company contributions under the Progress Energy 401(k) Savings & Stock Ownership Plan; and (iv) $95,649, which represents the dollar value of the premium relating to the term portion and the present value of the premium relating to the whole life portion of the benefit to be received pursuant to the Executive Permanent Life Insurance Program.

    (12)Adjusted to include additional bonus amount of $372,640 that was not determinable at the time the proxy statement for the Company's 2001 Annual Meeting of Shareholders was prepared.

    (13)Mr. Cavanaugh has elected to defer receipt of this award until after his date of retirement.

    (14)Consists of (i) 15,000 shares of Progress Energy Restricted Stock valued at $603,867 as of March 22, 2001 and (ii) 479 Phantom Stock Units based on the market value of a share of Progress Energy Common Stock on the date such units were credited to the account of the participant. Mr. Orser owns a total of 46,667 shares of Progress Energy Restricted Stock which were valued at $2,101,415 as of December 31, 2001.

    (15)Consists of (i) $23,146, which represents dividends earned in 2001 on performance units awarded under the Progress Energy Long-Term Compensation Program; (ii) $55,471, which represents dividends allocated in 2001 on performance shares awarded under the Performance Share Sub-Plan of Progress Energy's 1997 Equity Incentive Plan; (iii) $10,200, which represents Company contributions under the Progress Energy 401(k) Savings & Stock Ownership Plan; and (iv) $39,550, which represents the dollar value of the premium relating to the term portion and the present value of the premium relating to the whole life portion of the benefit to be received pursuant to the Executive Permanent Life Insurance Program.

    (16)Adjusted to include additional bonus amount of $141,963 that was not determinable at the time the proxy statement for the Company's 2001 Annual Meeting of Shareholders was prepared.

    (17)Consists of (i) 14,500 shares of Progress Energy Restricted Stock valued at $583,738 as of March 22, 2001 and (ii) 342 Phantom Stock Units based on the market value of a share of Progress Energy Common Stock on the date such units were credited to the account of the participant. Mr. McGehee owns a total of 41,500 shares of Progress Energy Restricted Stock, which were valued at $1,868,745 as of December 31, 2001.

    (18)Consists of (i) $42,703, which represents dividends allocated in 2001 on performance shares awarded under the Performance Share Sub-Plan of the Progress Energy 1997 Equity Incentive Plan; (ii) $10,200, which represents Company contributions under the Progress Energy 401(k) Savings & Stock Ownership Plan; and (iii) $40,882, which represents the dollar value of the premium relating to the term portion and the present value of the premium relating to the whole life portion of the benefit to be received pursuant to the Executive Permanent Life Insurance Program.

    (19)Adjusted to include additional bonus amount of $92,281 that was not determinable at the time the proxy statement for the Company's 2001 Annual Meeting of Shareholders was prepared.

    (20)Consists of (i) 3,200 shares of Progress Energy Restricted Stock valued at $128,825 as of March 22, 2001 and (ii) 239 Phantom Stock Units based on the market value of a share of Progress Energy Common Stock on the date such units were credited to the account of the participant. Mr. Scott owns a total of 35,900 shares of Progress Energy Restricted Stock, which were valued at $1,252,326 as of December 31, 2001.

    (21)Consists of (i) $27,773, which represents dividends allocated in 2001 on performance shares awarded under the Performance Share Sub-Plan of Progress Energy's 1997 Equity Incentive Plan; (ii) $10,200, which represents Company contributions under the Progress Energy 401(k) Savings & Stock Ownership Plan; and (iii) $42,734, which represents the dollar value of the premium relating to the term portion and the present value of the premium relating to the whole life portion of the benefit to be received pursuant to the Executive Permanent Life Insurance Program.

    (22)Consists of (i) $24,939 in gross-up payments for certain federal and state income tax obligations and (ii) certain perquisites, including club dues of $33,020 and an automobile allowance of $16,200, both of which exceed thresholds for footnote disclosure.

    (23)Consists of (i) 9,600 shares of Progress Energy Restricted Stock valued at $386,475 as of March 22, 2001 and (ii) 194 Phantom Stock Units based on the market value of a share of Progress Energy Common Stock on the date such units were credited to the account of the participant. Mr. Johnson owns a total of 32,500 shares of Progress Energy Restricted Stock, which were valued at $1,463,475 as of December 31, 2001.

    (24)Consists of (i) $31,244, which represents dividends allocated in 2001 on performance shares awarded under the Performance Share Sub-Plan of the Progress Energy 1997 Equity Incentive Plan; (ii) $10,200, which represents Company contributions under the Progress Energy 401(k) Savings & Stock Ownership Plan; and (iii) $15,479, which represents the dollar value of the premium relating to the term portion and the present value of the premium relating to the whole life portion of the benefit to be received pursuant to the Executive Permanent Life Insurance Program.

    (25)Adjusted to include additional bonus amount of $26,803 that was not determinable at the time the proxy statement for the Company's 2001 Annual Meeting of Shareholders was prepared.

    (26)Adjusted to include one-time incentive payment of $20,984 awarded to Mr. Johnson in 1999 that was inadvertently omitted from the proxy statement for the Company's 2001 Annual Meeting of Shareholders.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                         POTENTIAL REALIZABLE VALUE AT
                                                                                            ASSUMED ANNUAL RATES OF
                                                                                          STOCK PRICE APPRECIATION FOR
                                  INDIVIDUAL GRANTS                                               OPTION TERM
--------------------------------------------------------------------------------------   ------------------------------
              (A)                    (B)           (C)            (D)          (E)            (F)             (G)
                                  NUMBER OF
                                  SECURITIES
                                  UNDERLYING    % OF TOTAL
                                   OPTIONS/    OPTIONS/SARS
                                     SARS       GRANTED TO    EXERCISE OR
                                   GRANTED     EMPLOYEES IN   BASE PRICE    EXPIRATION
NAME                                 (#)       FISCAL YEAR      ($/SH)         DATE          5%($)           10%($)
----                              ----------   ------------   -----------   ----------   -------------   --------------
William Cavanaugh III...........   202,100         8.59%        $43.49      9/30/2011     $5,527,562      $14,007,927
William S. Orser................    50,000         2.12%         43.49      9/30/2011      1,367,531        3,465,593
Robert B. McGehee...............    55,100         2.34%         43.49      9/30/2011      1,507,020        3,819,083
Peter M. Scott III..............    42,500         1.81%         43.49      9/30/2011      1,162,402        2,945,754
William D. Johnson..............    42,500         1.81%         43.49      9/30/2011      1,162,402        2,945,754

                            LONG-TERM INCENTIVE PLAN
                           AWARDS IN LAST FISCAL YEAR

                                                              NUMBER OF   PERFORMANCE
NAME                                                          UNITS(1)    PERIOD ENDS
----                                                          ---------   -----------
William Cavanaugh III, .....................................   38,686         2003
  Chairman, President and
  Chief Executive Officer

William S. Orser, ..........................................   13,260         2003
  Group President--CP&L

Robert B. McGehee, .........................................   11,800         2003
  Executive Vice President

Peter M. Scott III, ........................................   10,219         2003
  Executive Vice President and
  Chief Financial Officer

William D. Johnson, ........................................    9,246         2003
  Executive Vice President,
  General Counsel and Secretary

------------------------

    (1)Consists of the number of performance shares awarded in 2001 under the Performance Share Sub-Plan of the Progress Energy 1997 Equity Incentive Plan, based on the closing price of a share of Progress Energy's Common Stock on March 20, 2001, as published in THE WALL STREET JOURNAL. Performance Share awards may range from up to 40% to up to 150% of a participant's base salary depending on the participant's position and job value. The number of performance shares awarded is recorded in a separate account for each participant, and is adjusted to reflect dividends, stock splits or other adjustments in Progress Energy's Common Stock. The performance period for an award under the Sub-Plan is the three-consecutive-year period beginning in the year in which the award is granted.

There are two equally weighted performance measures under the Sub-Plan. One performance measure is Total Shareholder Return ("TSR"), which is defined in the Sub-Plan as the appreciation or depreciation in the value of stock (which is equal to the closing value of the stock on the last trading day of the relevant period minus the closing value of the stock on the last trading day of the preceding year) plus dividends declared during the relevant period divided by the closing value of the stock on the last trading day of the preceding year. The other performance measure is EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) growth. Awards under the Sub-Plan vest on January 1 following the end of the three-year performance period, provided, however, that to determine each award vested under the Sub-Plan, the TSR and EBITDA growth of Progress Energy are compared to the TSR and EBITDA growth of a Peer Group comprised of the twenty-seven electric utility companies currently comprising the Standard & Poor's Electric Index. The differences between Progress Energy's TSR and EBITDA growth, and the Peer Group TSR and EBITDA growth, respectively, are used to determine the multipliers that will be used to calculate the number of vested performance shares in each participant's account. (Differences in TSR can range from a low of (2.0%) or less to a high of 5% or more, and correspond to multipliers of 0% to 200%. Differences in EBITDA growth can range from a low of less than 0% to a high of 5% or more and correspond to multipliers of 0% to 200%.) The multiplier is applied to the number of performance shares in the participant's performance share account to determine the actual number of vested performance shares in that account. The aggregate value of vested performance shares is equal to the number of vested performance shares in the participant's account multiplied by the closing price of Progress Energy's Common Stock, as published in THE WALL STREET JOURNAL on the last trading day before payment of the award.

    Awards are paid in cash after expiration of the performance period. Payment can be made in either (i) lump sum on or about April 1 of the year immediately following the performance period or (ii) in accordance with an election to defer in 25% increments, made during the first year of the performance period. In the event of death, disability, retirement or a change-in-control of Progress Energy, any award granted under the Sub-Plan immediately becomes vested. The aggregate value of the vested award is determined using multipliers that are based on the difference between Progress Energy's TSR and EBITDA growth and the Peer Group TSR and EBITDA growth, respectively, over the portion of the performance period that was completed before the terminating event occurred. See "Long-Term Compensation Opportunities" on page 25.

                               PENSION PLAN TABLE

-----------------------------------------------------------------------

                        ESTIMATED ANNUAL PENSION AT NORMAL RETIREMENT
                                 (YEARS OF CREDITED SERVICE)
AVERAGE COMPENSATION
-----------------------------------------------------------------------

                                                         15 1/2 OR MORE
                        10 YEARS         15 YEARS            YEARS
-----------------------------------------------------------------------
$190,000                  $ 76,000         $114,000         $117,800
 255,000                   102,000          153,000          158,100
 320,000                   128,000          192,000          198,400
 385,000                   154,000          231,000          238,700
 450,000                   180,000          270,000          279,000
 515,000                   206,000          309,000          319,300
 555,000                   222,000          333,000          344,100
 595,000                   238,000          357,000          368,900
 635,000                   254,000          381,000          393,700
 675,000                   270,000          405,000          418,500
 715,000                   286,000          429,000          443,300
 760,000                   304,000          456,000          471,200
 795,000                   318,000          477,000          492,900
 840,000                   336,000          504,000          520,800
 900,000                   360,000          540,000          558,000
 960,000                   384,000          576,000          595,200
 1,020,000                 408,000          612,000          632,400
 1,080,000                 432,000          648,000          669,600
 1,140,000                 456,000          684,000          706,800
 1,200,000                 480,000          720,000          744,000
 1,260,000                 504,000          756,000          781,200
-----------------------------------------------------------------------

    The above table demonstrates senior executive pension benefits payable upon normal retirement under the Progress Energy Pension Plan and the Progress Energy Supplemental Senior Executive Retirement Plan at age 65 as a function of average annual income and years of service. Covered compensation under these plans consists only of the amounts in the Salary and Bonus columns of the Summary Compensation Table. Pursuant to the Progress Energy Pension Plan, a defined benefit plan, benefits are partially offset by Social Security payments and the monthly pension benefit payable upon retirement is based on base pay earnings, age, and years of credited service. Benefits under the Progress Energy Supplemental Senior Executive Retirement Plan are fully offset by Social Security benefits and by benefits paid under the Progress Energy Pension Plan. The monthly benefit payable upon retirement under this plan is equal to 4% of the average of a participant's highest three years of eligible earnings for each year of credited service with Progress Energy or any of its participating subsidiaries up to a maximum of 62%. Benefits listed in the table above do not reflect the Social Security or other offset. For purposes of benefits under these plans, Messrs. Cavanaugh and Johnson each have more than 15 1/2 years of credited service as well as three or more years of service or deemed service on the Senior Management Committee, and are thereby entitled to the maximum percentage allowable in the benefit formula under these plans.

Mr. Orser has eight years of credited service, Mr. McGehee has 14 years of credited service, and Mr. Scott has ten years of credited service.

                             EMPLOYMENT AGREEMENTS

    Messrs. Cavanaugh, Orser, McGehee, Scott and Johnson have entered into employment agreements, each of which has an effective date of August 1, 2000, with the Company or one of its subsidiaries referred to collectively in this section as the "Company". These agreements provide for base salary, bonuses, perquisites and participation in the various executive compensation plans offered to senior executives of the Company. The agreements all provide that they will remain in effect for three years from the effective date. Each agreement also includes an "Evergrow provision" which provides that each year, the agreement will be extended such that the prospective term will always be three years forward on the anniversary date of the effective date. The Company may elect not to extend an executive officer's agreement and must notify the officer of such an election at least sixty days prior to the annual anniversary date of his agreement's effective date. Executive benefit plan targets, termination and other key provisions of the agreements are discussed below.

AGREEMENT WITH MR. CAVANAUGH

    Mr. Cavanaugh's agreement provides that his target compensation under Progress Energy's Management Incentive Compensation Plan (MICP) increased to 65% of base salary earnings, effective January 1, 2001. Mr. Cavanaugh's target compensation under the Performance Share Sub-Plan (PSSP) of Progress Energy's 1997 Equity Incentive Plan is 147% of his base salary. Mr. Cavanaugh's agreement notes that he received a recruitment bonus under the now suspended Deferred Compensation Plan for Key Management Employees that included a payment of $150,000 deferred for calendar year 1992. That amount will be used to provide retirement income to him of $121,368 per year for 15 years commencing January 1 following his attainment of age 65. The agreement with Mr. Cavanaugh also provides that, as of September 2, 1992, Mr. Cavanaugh was granted 14 years of deemed service for purposes of the Supplemental Senior Executive Retirement Plan
(SERP).

    The agreement with Mr. Cavanaugh provides that upon termination of employment without cause or constructive termination of employment, he will be provided with his base salary at the current rate for the remainder of the term of the agreement and will be eligible to retain all benefits in which he has vested under existing benefit plans. Additionally, Progress Energy will reimburse him for certain health benefits for up to 18 months after the termination of his employment. The agreement provides that a constructive termination will be deemed to occur if (i) there is a change in the form of ownership of Progress Energy and (ii) Mr. Cavanaugh is offered a new position with a material change in authority, duty, wages or benefits, or Mr. Cavanaugh is asked to relocate more than 50 miles. If Mr. Cavanaugh's employment is constructively terminated, he will be entitled to the greater of the benefits described above or the benefits, if any, to which he is entitled under Progress Energy's Management Change-in-Control Plan. If Progress Energy terminates
Mr. Cavanaugh's employment for cause, he will be eligible to retain all benefits in which he has vested under existing benefit plans, but he shall not be entitled to any form of salary continuance or any form of severance benefits. He will also be entitled to any earned but unpaid salary. The agreement with Mr. Cavanaugh provides that if he terminates his employment voluntarily at any time, he shall retain all vested benefits but shall not be entitled to any form of salary continuance or any form of severance benefit.

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AGREEMENT WITH MR. ORSER

    Mr. Orser's agreement provides that his target compensation under Progress Energy's MICP increased to 45% of base salary earnings, effective January 1, 2001. Mr. Orser's target compensation under the PSSP is 78% of his base salary. Mr. Orser's agreement notes that pursuant to a 1993 employment agreement with the Company, he received a recruitment bonus under the now suspended Deferred Compensation Plan for Key Management Employees, and that he is credited with nine years of service solely for purposes of determining benefits in connection with that bonus. The agreement also notes that Mr. Orser is automatically deemed vested for his benefits under the SERP, and will be deemed eligible for early retirement benefits under the SERP at age 60, assuming his continued employment at Progress Energy until age 60.

    The agreement with Mr. Orser provides that upon termination of employment without cause or constructive termination of employment, he will be provided with his base salary at the current rate for the remainder of the term of the agreement, and will be eligible to retain all benefits in which he has vested under existing benefit plans. Additionally, he will be entitled to certain health benefits. The agreement provides that a constructive termination will be deemed to occur if (i) there is a change in the form of ownership of Progress Energy and (ii) Mr. Orser is offered a new position with a material change in authority, duty, wages or benefits, or is asked to relocate more than 50 miles. If Mr. Orser's employment is constructively terminated, he will be entitled to the greater of the benefits described above or the benefits, if any, to which he is entitled under Progress Energy's Management Change-in-Control Plan. If Progress Energy terminates Mr. Orser's employment for cause, he will be eligible to retain all benefits in which he has vested under existing benefit plans, but he shall not be entitled to any form of salary continuance or any form of severance benefits. He will also be entitled to any earned but unpaid salary. The agreement with Mr. Orser provides that if he terminates his employment voluntarily at any time, he shall retain all vested benefits but shall not be entitled to any form of salary continuance or any form of severance benefit. The agreement also provides that if, while Mr. Orser is between the ages of 55 and 60, his employment is terminated without cause, or constructively terminated or if he voluntarily terminates his employment, he will receive $153,912 (less applicable taxes) a year for life, less benefits payable under the Progress Energy Pension Plan and in lieu of any SERP benefit. Additionally, Mr. Orser will be eligible to retain all benefits in which he has vested under existing benefit plans.

AGREEMENT WITH MR. MCGEHEE

    Mr. McGehee's agreement provides that his target compensation under Progress Energy's MICP increased to 45% of base salary earnings, effective January 1, 2001. Mr. McGehee's target compensation under the PSSP is 78% of his base salary. Mr. McGehee's agreement notes that he received a retention agreement bonus under the now suspended Deferred Compensation Plan for Key Management Employees which vests based on his continued employment beyond age 60. The agreement also notes that upon hire, Mr. McGehee was awarded 10 years of service toward the benefits and vesting requirements of the SERP, three years of which were deemed to have been in service on the Senior Management Committee, solely for purposes of the SERP.

    The agreement with Mr. McGehee provides that upon termination of employment without cause or constructive termination of employment, he will be provided with his base salary at the current rate for the remainder of the term of the agreement, and will be eligible to retain all benefits in which he has vested under existing benefit programs. Additionally, Progress Energy will reimburse him for certain health

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benefits for up to 18 months after the termination of his employment. The agreement provides that a constructive termination will be deemed to occur if
(i) there is a change in the form of ownership of Progress Energy and
(ii) Mr. McGehee is offered a new position with a material change in authority, duty, wages or benefits, or is asked to relocate more than 50 miles. If
Mr. McGehee's employment is constructively terminated, he will be entitled to the greater of the benefits described above or the benefits, if any, to which he is entitled under Progress Energy's Management Change-in-Control Plan. If Progress Energy terminates Mr. McGehee's employment for cause, he will be eligible to retain all benefits in which he has vested under existing benefit plans, but he shall not be entitled to any form of salary continuance or any form of severance benefits. He will also be entitled to any earned but unpaid salary. The agreement with Mr. McGehee provides that if he terminates his employment voluntarily at any time, he shall retain all vested benefits but shall not be entitled to any form of salary continuance or any form of severance benefit.

AGREEMENT WITH MR. SCOTT

    Mr. Scott's agreement provides that his target compensation under the MICP increased to 45% of base salary earnings, effective January 1, 2001.
Mr. Scott's target compensation under the PSSP of Progress Energy's 1997 Equity Incentive Plan is 78% of his base salary. Pursuant to the terms of his agreement, Mr. Scott received transition compensation of $100,000, and has been awarded seven years of deemed service toward the benefits and vesting requirements of the SERP.

    The agreement with Mr. Scott provides that upon termination of employment without cause or constructive termination of employment, he will be provided with his base salary at the current rate for the remainder of the term of the agreement and will be eligible to retain all benefits in which he has vested under existing benefit plans. Additionally, Progress Energy will reimburse him for certain health benefits for up to 18 months after the termination of his employment. The agreement provides that a constructive termination will be deemed to occur if (i) there is a change in the form of ownership of Progress Energy and (ii) Mr. Scott is offered a new position with a material change in authority, duty, wages or benefits, or Mr. Scott is asked to relocate more than 50 miles. If Mr. Scott's employment is constructively terminated, he will be entitled to the greater of the benefits described above or the benefits, if any, to which he is entitled under Progress Energy's Management Change-in-Control Plan. If Progress Energy terminates Mr. Scott's employment for cause, he will be eligible to retain all benefits in which he has vested under existing benefit plans, but he shall not be entitled to any form of salary continuance or any form of severance benefits. He will also be entitled to any earned but unpaid salary. The agreement with Mr. Scott provides that if he terminates his employment voluntarily at any time, he shall retain all vested benefits but shall not be entitled to any form of salary continuance or any form of severance benefit.

AGREEMENT WITH MR. JOHNSON

    Mr. Johnson's agreement provides that his target compensation under the MICP increased to 45% of base salary earnings, effective January 1, 2001.
Mr. Johnson's target compensation under the PSSP of Progress Energy's 1997 Equity Incentive Plan is 78% of his base salary. The agreement with Mr. Johnson also notes that he was awarded seven years of deemed service toward the benefits and vesting requirements of the SERP. Three of those years will also be deemed service on the Senior Management Committee.

    The agreement with Mr. Johnson provides that upon termination of employment without cause or constructive termination of employment, he will be provided with his base salary at the current rate for the remainder of the term of the agreement and will be eligible to retain all benefits in which he has vested under existing benefit plans. Additionally, Progress Energy will reimburse him for certain health benefits for up to 18 months after the termination of his employment. The agreement provides that a constructive termination will be deemed to occur if (i) there is a change in the form of ownership of Progress Energy and (ii) Mr. Johnson is offered a new position with a material change in authority, duty, wages or benefits, or Mr. Johnson is asked to relocate more than 50 miles. If Mr. Johnson's employment is constructively terminated, he will be entitled to the greater of the benefits described above or the benefits, if any, to which he is entitled under Progress Energy's Management Change-in-Control Plan. If Progress Energy terminates Mr. Johnson's employment for cause, he will be eligible to retain all benefits in which he has vested under existing benefit plans, but he shall not be entitled to any form of salary continuance or any form of severance benefits. He will also be entitled to any earned but unpaid salary. The agreement with Mr. Johnson provides that if he terminates his employment voluntarily at any time, he shall retain all vested benefits but shall not be entitled to any form of salary continuance or any form of severance benefit.

                   REPORT OF BOARD COMMITTEE ON ORGANIZATION
                                AND COMPENSATION

    The composition of the Boards of Directors of the Company, Florida Progress and Progress Energy is identical, as is the composition of the Committees on Organization and Compensation of those Boards (collectively, the "Committees"). The Committees are composed entirely of the same six independent outside directors who are not eligible to participate in any compensation program in which Progress Energy executives participate other than the Progress Energy 1997 Equity Incentive Plan. The following report is the joint report of the Committees with respect to the compensation of the executive officers of Progress Energy. Progress Energy's executive officers serve as officers and/or directors of various Progress Energy subsidiaries. They have multiple responsibilities within and provide various services to Progress Energy and its subsidiaries. The total compensation of Progress Energy's executive officers is designed to cover the full range of services they provide to Progress Energy and its subsidiaries. It is not the policy of Progress Energy to allocate compensation paid to its executive officers among the various subsidiaries to which they provide services.

COMPENSATION PRINCIPLES

COMPARISON GROUPS

    Progress Energy uses an independent executive benefits consulting firm to assist Progress Energy in meeting its compensation objectives. Each year this consulting firm provides the Committees with an analysis comparing overall compensation paid to Progress Energy's executives with overall compensation paid to executives of two comparison groups of electric utility companies. One comparison group consists of fourteen of the electric utility companies with fossil fuel and nuclear operations in the eastern portion of the United States. The other comparison group consists of a broad group of electric utilities across the United States. While these comparison groups are different from the group of companies comprising the Standard & Poor's Electric Index, which is a published industry index, the Committees believe these electric utility companies are appropriate for overall compensation comparisons because they reflect the most appropriate labor markets for Progress Energy's executives.

    Progress Energy's executive compensation program consists of four major elements: base salary; other annual compensation opportunities; long-term compensation opportunities; and other benefit opportunities. The Committees' objective in administering this program is to structure, through a combination of these elements, an overall compensation package for executives which approximates in value the 75th percentile of overall compensation paid to executives of the comparison group. Overall compensation paid to Progress Energy's executives in 2001 met this objective.

STOCK OWNERSHIP GUIDELINES

    In an effort to more closely link the interests of Progress Energy's management with those of its shareholders, in 1996 the Board of Directors adopted stock ownership guidelines which are designed to ensure that Progress Energy's management has a significant financial equity investment in Progress Energy. Those guidelines require Progress Energy's officers to own from 1 to 4 times their base salary in the form of Progress Energy Common Stock within five years. (The specific multiplier applied to base salary depends upon the individual's position.) In addition to shares owned outright, the following are considered stock owned by executives and department heads for purposes of the guidelines: (1) stock held in any defined benefit, defined contribution, ESOP or other stock-based plan; (2) performance units or phantom stock ("derivative securities") deferred under an annual incentive or deferral plan;
(3) performance units or phantom stock earned and deferred in any long-term incentive plan account; (4) restricted stock awards; and (5) stock held in a family trust or immediate family holdings.

SECTION 162(M)

    Section 162(m) of the Internal Revenue Code of 1986, as amended (Code) imposes a limit, with certain exceptions, on the amount a publicly held corporation may deduct for compensation over $1 million paid or accrued with respect to the company's Chief Executive Officer and any of the other four most highly compensated officers. Certain performance-based compensation is, however, specifically exempt from the deduction limit. To qualify as exempt, compensation must be made pursuant to a plan that is (1) administered by a committee of outside directors, (2) based on achieving objective performance goals and
(3) disclosed to and approved by the shareholders. The 2001 compensation disclosed in Part III hereof under the heading "Executive Compensation--Florida Progress--Compensation of Executive Officers," does not exceed the limit, except in the cases of Messrs. Cavanaugh, and McGehee, who had non-deductible compensation of approximately $3,211,526 and $386,770, respectively.
Mr. Cavanaugh's non-deductible compensation was attributable to restricted stock income, miscellaneous income, non-deferred bonuses and base salary.
Mr. McGehee's non-deductible compensation was attributable to restricted stock income, miscellaneous income and non-deferred bonuses.

    The Committees believe the current design of Progress Energy's compensation program is sound in linking pay to performance and to the interests of shareholders, and allowing appropriate flexibility in determining amounts to be awarded. Therefore, Progress Energy does not have a policy that requires the Committees to qualify compensation awarded to executive officers for deductibility under Section 162(m) of the Code. The Committees do, however, consider the impact of Section 162(m) when determining executive compensation, and the Progress Energy 1997 Equity Incentive Plan is intended to minimize the effect of this provision. Although the Committees are not required to qualify executive compensation paid to Company executives for exemption from
Section 162(m), they will continue to consider the effects of Section 162(m) when making compensation decisions.

ELEMENTS OF EXECUTIVE COMPENSATION PROGRAM

    Set forth below is a description of the major elements of Progress Energy's executive compensation program and their relationship to corporate performance, as well as a summary of the actions taken by the Committees with respect to the compensation of Progress Energy's Chief Executive Officer.

BASE SALARY

    Executives within Progress Energy receive a base salary determined by the Committees based upon the value of their position compared to competitively established salary ranges, their individual performance and overall corporate performance. The Committees do not utilize a specific mathematical formula in determining base salaries. The Committees in their discretion approved the base salaries of the Chief Executive Officer and the named executives of the Company, as set forth in the Summary Compensation Table. These salaries were based on each executive's level of responsibility within Progress Energy, the competitive level of compensation for executives in the comparison group of utilities, the achievement of corporate goals and individual merit performance as qualitatively determined by the Committees.

OTHER ANNUAL COMPENSATION OPPORTUNITIES

MANAGEMENT INCENTIVE COMPENSATION PLAN

    Progress Energy sponsors the Management Incentive Compensation Plan (MICP) for its senior executives, department heads and selected key employees. In order for awards to be made under the MICP, two conditions must be satisfied. First, a contribution must be earned by one or more groups of employees under the corporate incentive feature of Progress Energy's 401(k) Savings & Stock Ownership Plan, a tax qualified 401(k) plan. Incentive matching contributions are earned by participating employees if at least five out of ten annual corporate and business unit goals are met. (See the description of Progress Energy's 401(k) Savings & Stock Ownership Plan, under "Other Benefit Opportunities" below.) Second, Progress Energy's return on common equity and EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) growth for the most recent three-year period must be above the median of those companies in a comparison group that is comprised of the twenty-seven electric utility companies currently comprising the Standard & Poor's Electric Index.

    If participants at or above the department head level of Progress Energy are eligible for awards, then the Committees in their discretion determine whether awards are to be made and, if so, in what amounts. If participants below the department head level of Progress Energy are eligible for awards, then the Chief Executive Officer of Progress Energy has sole and complete authority to approve such awards.

    Awards consist of both a corporate component and a noncorporate component. Award opportunities, expressed as a percentage of annual base salary earnings, are applicable to both components of an award. The corporate component of an award is based upon the overall performance of Progress Energy. The noncorporate component of an award is based upon the level of attainment of business unit/subsidiary, departmental and individual performance measures. Those measures are evaluated in terms of three levels of performance--outstanding, target and threshold--each of which is related to a particular payout percentage. If earned, awards are either paid in cash in the succeeding year or deferred to a later date, as elected by each individual participant. Deferred awards are recorded in the form of performance units. Each performance unit is generally equivalent to a share of Progress Energy's Common Stock.

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
    The threshold requirements for award eligibility, as discussed above, were met and exceeded in 2001. At meetings of the Committees on March 20, 2002, based on highly commendable performance, awards were made at the discretion of the Committees to the named executives, including the Chief Executive Officer of the Company, as set forth in the Summary Compensation Table under the Bonus column.

LONG-TERM COMPENSATION OPPORTUNITIES

1997 EQUITY INCENTIVE PLAN

    The Progress Energy 1997 Equity Incentive Plan (the "Plan"), which was approved by Progress Energy's shareholders in 1997, allows the Progress Energy Board Committee on Organization and Compensation (the "Progress Energy Committee") to make various types of awards to officers, other key employees, and also Directors of Progress Energy, its affiliates and subsidiaries. Selection of non-Director participants is within the sole discretion of the Progress Energy Committee. Thus, the number of persons eligible to participate in the Plan and the number of grantees may vary from year to year. The Plan was effective as of January 1, 1997, and will expire on January 1, 2007; provided, however, that the Plan will be frozen effective May 8, 2002 if Progress Energy's shareholders approve the proposed 2002 Equity Incentive Plan. All Plan awards made prior to and outstanding on that date shall remain valid in accordance with their terms and conditions.

    The Plan is a broad umbrella plan that allows Progress Energy to enter into Award Agreements with participants and adopt various individual Sub-Plans that will permit the grant of the following types of awards: nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, performance units, performance shares and other stock unit awards or stock-based forms of awards. The Plan sets forth certain minimum requirements for each type of award, with detailed provisions regarding awards to be set out either in Award Agreements or in the Sub-Plans adopted under the Plan. Subject to adjustment as provided in the Plan, the maximum aggregate number of shares that may be issued over the years pursuant to awards made under the Plan cannot exceed 5,000,000 shares of Progress Energy Common Stock, which may be in any combination of options, restricted stock, or any other right or option.

    Under the terms of the Plan, the Progress Energy Committee may grant awards in a manner that qualifies them for the performance-based exception to
Section 162(m) of the Internal Revenue Code of 1986, as amended, or it may grant awards that do not qualify for the exemption.

PERFORMANCE SHARE SUB-PLAN

    Pursuant to the provisions of the Plan, the Progress Energy Committee adopted the Performance Share Sub-Plan, which governs the issuance of performance share awards to officers and key employees within Progress Energy, as selected by the Progress Energy Committee in its sole discretion. A "performance share" is a unit granted to a participant, the value of which is equal to the value of a share of Progress Energy's Common Stock. The Progress Energy Committee may grant performance share awards subject to a limit that ranges from up to 40% to up to 150% of a participant's base salary, depending upon the participant's position and job value. (For purposes of the Sub-Plan, base salary is not reduced to reflect salary deferrals and does not include incentive compensation.) The number of performance shares awarded are recorded in a separate account for each participant, and are adjusted to reflect dividends, stock splits or other adjustments in Progress Energy's Common Stock.

    The performance period for an award under the Sub-Plan is the three consecutive year period beginning in the year in which the award is granted. There are two equally weighted performance measures under the Sub-Plan. One performance measure is Total Shareholder Return ("TSR"), which is defined in the Sub-Plan as the appreciation or depreciation in the value of stock (which is equal to the closing value of the stock on the last trading day of the relevant period minus the closing value of the stock on the last trading day of the preceding year) plus dividends declared during the relevant period, divided by the closing value of the stock on the last trading day of the preceding year. The other performance measure is EBITDA growth. Awards under the Sub-Plan vest on January 1 following the end of a three-year performance period; provided, however, that the following methodology is used to determine each award vested under the Sub-Plan: 1) the TSR and EBITDA growth for Progress Energy for each year during the performance period is determined; 2) those annual figures are averaged to determine Progress Energy TSR and EBITDA growth, respectively;
3) the average TSR and EBITDA growth for all Peer Group utilities for each year during the performance period is determined (the Peer Group is currently comprised of the twenty-seven major electric utility companies within the Standard & Poor's Electric Index); 4) those figures are averaged, respectively, to determine the Peer Group TSR and EBITDA growth; 5) the Peer Group TSR and EBITDA growth for the performance period is subtracted from Progress Energy TSR and EBITDA growth, respectively, for the performance period; 6) the differences between Progress Energy TSR and EBITDA growth and the Peer Group TSR and EBITDA growth, respectively, are used to determine the multipliers that will be used to calculate the number of vested performance shares in each participant's account. (Differences in TSR can range from a low of (2.0%) or less to a high of 5% or more, and correspond to multipliers of 0 to 200%. Differences in EBITDA growth can range from a low of less than 0% to a high of 5% or more and correspond to multipliers of 0 to 200%.); and 7) the multipliers are each applied independently to one-half of the number of performance shares in the participant's performance share account to determine the actual number of vested performance shares in that account. The aggregate value of vested performance shares is equal to the number of vested performance shares in the participant's account multiplied by the closing price of Progress Energy's Common Stock, as published in THE WALL STREET JOURNAL on the last trading day before payment of the award.

    Awards are paid in cash after expiration of the performance period. Payment can be made in either (i) lump sum on or about April 1 of the year immediately following the performance period or (ii) in accordance with an election to defer in 25% increments, made during the first year of the performance period. In the event of death, disability, retirement or a change-in-control of Progress Energy, any award granted under the Sub-Plan immediately becomes vested. The aggregate value of the vested award is determined using multipliers that are based on the difference between Progress Energy TSR and EBITDA growth and the Peer Group TSR and EBITDA growth, respectively, over the portion of the performance period that was completed before the terminating event occurred.

RESTRICTED STOCK AWARDS

    Section 9 of the Plan provides for the granting of shares of restricted stock by the Progress Energy Committee to "key employees" within Progress Energy in such amounts and for such duration and/or consideration as it shall determine. The Plan defines "key employee" as an officer or other employee within Progress Energy, who, in the opinion of the Progress Energy Committee, can contribute significantly to the growth and profitability of, or perform services of major importance to, Progress Energy, including its affiliates. Each restricted stock grant must be evidenced by an agreement specifying the period of restriction, the conditions that must be satisfied prior to removal of the restriction, the number of shares granted, and such other provisions as the Progress Energy Committee shall determine.

    Restricted stock covered by each award made under the Plan will be provided to and become freely transferable by the recipient after the last day of the period of restriction and/or upon the satisfaction of other conditions as determined by the Progress Energy Committee. If the grant of restricted stock is performance based, the total period of restriction for any or all shares or units of restricted stock granted shall be no less than one (1) year except in the event of a change in control of Progress Energy. Any other shares of restricted stock issued pursuant to the Plan must provide that the minimum period of restrictions shall be three (3) years, which period of restriction may permit the removal of restrictions on no more than one-third ( 1/3) of the shares of restricted stock at the end of the first year following the grant date, and the removal of the restrictions on an additional one-third ( 1/3) of the shares at the end of each subsequent year. The Plan provides that in no event shall any restrictions be removed from shares of restricted stock during the first year following the grant date, except in the event of a change-in-control.

    During the period of restriction, recipients of shares of restricted stock granted under the Plan may exercise full voting rights with respect to those shares, and shall be entitled to receive all dividends and other distributions paid with respect to those shares. If any such dividends or distributions are paid in shares, those shares shall be subject to the same restrictions on transferability as the restricted stock with respect to which they were distributed.

STOCK OPTIONS

    Pursuant to Section 7 of the Plan, the Progress Energy Committee is authorized to grant stock options to "key employees." Grants of stock options to directors of Progress Energy must be approved by the full Board of Progress Energy, and must consist only of "Nonqualified Stock Options" (options that are not intended to be "Incentive Stock Options" within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended). Subject to the terms and provisions of the Plan, the Progress Energy Committee has sole and complete discretion to determine the type of option granted, the option price, the duration of the option, the number of shares to which an option pertains, any conditions on the exercisability of the option and the conditions under which the option may be terminated. The specific terms and conditions applicable to each option will be detailed in an Award Agreement.

    The exercise price per share of stock covered by an option will be determined by the Progress Energy Committee at the time of grant; provided, however, that the option price shall not be less than 100% of the fair market value of Progress Energy's Common Stock on the grant date.

    Options granted under the Plan are exercisable at such times and subject to such restrictions and conditions as the Progress Energy Committee determines at the time of grant; provided, however, that no option may be exercisable more than ten years from the grant date.

    Options must be exercised by the delivery of a notice from the grantee to Progress Energy or its designee in the form prescribed by the Progress Energy Committee. The notice must set forth the number of shares with respect to which the option is to be exercised. The option price is payable to Progress Energy in cash and/or by the delivery of shares of Progress Energy Common Stock valued at fair market value at the time of exercise. In addition, at the request of the grantee, and subject to applicable laws and regulation, Progress Energy may cooperate in a cashless exercise of the option.

    The maximum number of shares of Progress Energy Common Stock subject to options, stock appreciation rights and/or restricted stock granted to any covered participant for any performance period cannot exceed 250,000 shares.

OTHER BENEFIT OPPORTUNITIES

    The following additional benefit opportunities are also available to Progress Energy's senior executives:

    - Progress Energy sponsors the Management Deferred Compensation Plan (MDCP), an unfunded, deferred compensation arrangement established for the benefit of a select group of management and highly compensated employees of Progress Energy and its participating subsidiaries. Under the MDCP, an eligible employee may elect to defer a portion of his or her salary until the April 1 following the date that is five or more years from the last day of the MDCP Year for which the deferral is made, the April 1 following his or her date of retirement, or the April 1 following the first anniversary of his or her date of retirement. Deferrals will be made to deferral accounts administered pursuant to the MDCP in the form of deemed investments in certain deemed investment funds individually chosen by each participating employee from a list of investment options provided pursuant to the MDCP. Additionally, qualifying participants will receive matching allocations from Progress Energy or one of its affiliates (generally reflecting foregone company allocations to participants' 401(k) accounts due to such salary deferrals, and/or foregone company allocations to the participants' 401(k) accounts due to certain Internal Revenue Code limits), which will be allocated to a Company account that will be deemed initially to be invested in hypothetical shares of Progress Energy's Common Stock. These allocations do not represent an equity interest in Progress Energy and convey no voting rights to their owners. However, additional allocations are credited from time to time to reflect the payment of dividends on Progress Energy's Common Stock. When a participant's Company account has matured, pursuant to the terms of the MDCP, the participant may reallocate any part of such account among the deemed investment funds chosen by the participant.

    - Progress Energy sponsors an executive split dollar life insurance program which consists of two separate plans. The first plan provides life insurance coverage approximately equal to three times salary for senior executives. The second plan provides additional life insurance coverage approximately equal to three times salary for those officers of Progress Energy who are also members of the Progress Energy Board of Directors.

    - Progress Energy also sponsors broad-based employee benefit plans for senior executives of participating subsidiaries. Under the Progress Energy 401(k) Savings & Stock Ownership Plan, a salary reduction plan under
      Section 401(k) of the Code, eligible, highly compensated employees of participating companies may invest up to 12% of earnings (up to a maximum of $10,500 in 2001) on a before-tax basis in Progress Energy's Common Stock and other investment options. Progress Energy makes a matching allocation of 50% of such investment (up to 3% of eligible earnings) which is invested in Progress Energy Common Stock. Under an incentive feature, Progress Energy's allocation may be increased by up to an additional 50% if certain strategic corporate and business unit financial, operating, safety, customer satisfaction, and other performance goals are met. Progress Energy also sponsors the Progress Energy Pension Plan, a defined benefit plan (cash balance formula), which covers eligible employees of participating subsidiaries who have been employed within Progress Energy for at least one year. The right to receive pension benefits under this plan is vested after five years.

    - Progress Energy sponsors the Restoration Retirement Plan (the "Restoration Plan"), an unfunded retirement plan for a select group of management or highly compensated employees of participating subsidiaries. The Restoration Plan "restores" the full benefit that would be provided under the Pension Plan but for certain Code limits imposed on the benefit levels of highly compensated employees. Generally, the benefit for participants is a monthly benefit payment equal to the difference between (i) a participant's accrued benefit under the Pension Plan without regard to the Internal Revenue Service compensation and benefit limits and (ii) a participant's accrued benefit as calculated under the Pension Plan. The Restoration Plan also applies to any employee who defers more than 10% of his salary under the MDCP. The eligibility and vesting requirement for the Restoration Plan are the same as those for the Pension Plan. Participants eligible to receive benefits under the Supplemental Senior Executive Retirement Plan forego participation in and rights under the Restoration Plan.

    - Progress Energy sponsors the Supplemental Senior Executive Retirement Plan which provides a retirement benefit for eligible senior executives equal to 4% of the average of their highest three years of base salary earnings and annual bonus for each year of credited service with Progress Energy, up to a maximum of 62%. Benefits under the Supplemental Senior Executive Retirement Plan are fully offset by Social Security benefits and by benefits paid under Progress Energy's Pension Plan.

    - Progress Energy's senior executives also receive certain perquisites and other personal benefits. In addition, executives received gross-up payments in 2001 for related federal and state income tax obligations, as disclosed in the Summary Compensation Table on page 13.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

    Compensation in 2001 for the Chief Executive Officer was consistent with the compensation principles described above and reflected performance of Progress Energy and the individual in 2001, as well as services in 2001. The determination of his compensation by the Committees was qualitative in nature and based on a variety of factors, including comparison group compensation data, attainment of various corporate goals, total shareholder return, earnings per share and other financial and operating performance, individual performance and other factors. Specific mathematical weights were not assigned to these factors. Overall compensation in 2001 fell within the targeted level (75th percentile) of overall compensation paid to chief executive officers in the comparison groups.

    The Committee considered the successful completion of the acquisition of Florida Progress, noting that the transaction represented the attainment of one of Progress Energy's key strategic objectives--gaining the scope and scale to be a formidable competitor among energy providers for the Southeast. The Committee also considered the significant progress made in the process of integrating the two companies, and specifically noted the reorganization of Progress Energy's business along strategic lines and the formation of new business units, including one which was created to manage and grow Progress Energy's non-regulated generation assets and wholesale energy marketing and trading. The Committee took into account the progress of Progress Energy's development of its non-regulated enterprises. The Committee considered the success of Progress Energy in obtaining all regulatory approvals required for the creation of a registered holding company and for the acquisition of Florida Progress, with no significant conditions or restrictions. The Committee also noted Progress Energy's success in developing and effectively communicating its position on industry restructuring and in addressing other important regulatory issues at the state and federal levels.

    The Committee considered the fact that the leadership provided by Mr. Cavanaugh contributed significantly to Progress Energy's success in achieving corporate goals, implementing strategic initiatives, achieving national leadership in the fields of nuclear power and electric utility operations, focusing on leadership development and succession planning, implementing programs designed to enhance the diversity of Progress Energy's work force, improving customer and community relations and supporting the economic growth and quality of life in Progress Energy's service area.

                                          Committee on Organization and
                                          Compensation:
                                          Charles W. Coker, Chairman
                                          Edwin B. Borden
                                          William O. McCoy
                                          E. Marie McKee
                                          Richard A. Nunis
                                          J. Tylee Wilson

                       REPORT OF THE AUDIT AND CORPORATE
                             PERFORMANCE COMMITTEE

    UNLESS SPECIFICALLY STATED OTHERWISE IN ANY OF THE COMPANY'S FILINGS UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, THE FOLLOWING REPORT OF THE AUDIT COMMITTEE SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

    The Audit and Corporate Performance Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended
December 31, 2001 with the Company's management and with Deloitte & Touche LLP, the Company's independent auditors. The Committee discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

    The Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed the independence of Deloitte & Touche LLP with that firm.

    Based upon the review and discussions noted above, the Audit and Corporate Performance Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 for filing with the Securities and Exchange Commission.

    The Board of Directors has determined that the members of the Audit and Corporate Performance Committee are "independent" for purposes of the New York Stock Exchange listing standards.

    The Audit Committee has adopted a written policy statement (charter), which was included as Exhibit A to the proxy statement dated April 6, 2001 for the Company's 2001 Annual Meeting of Shareholders.

                                          Audit and Corporate Performance
                                          Committee:
                                          Richard L. Daugherty, Chairman
                                          David L. Burner
                                          W. D. Frederick, Jr.
                                          John H. Mullin, III
                                          Carlos A. Saladrigas
                                          Jean Giles Wittner

                          DISCLOSURE OF AUDITORS' FEES

    Set forth below is certain information relating to the aggregate fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, "Deloitte") for professional services rendered for the fiscal year ended December 31, 2001.

AUDIT FEES

    The aggregate fees billed by Deloitte for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2001 and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for that fiscal year were $360,000.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

    During the fiscal year ending December 31, 2001, there were no professional services rendered by Deloitte relating to financial information systems design and implementation to the Company.

ALL OTHER FEES

    The aggregate fees billed by Deloitte for services rendered to the Company, other than the services described above under "Audit Fees" and "Financial Information Systems Design and Implementation Fees" for the fiscal year ended December 31, 2001, were $255,980.

    The Audit and Corporate Performance Committee has considered whether the provision of non-audit services is compatible with maintaining the principal accountant's independence.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

    The firm of Deloitte & Touche LLP has been selected by the Board of Directors to serve as independent public accountants for the Company for the current year, having served in that capacity since 1930. A representative of Deloitte & Touche LLP will be present at the Annual Meeting of Shareholders, will have the opportunity to make a statement and will be available to respond to appropriate questions.

                              FINANCIAL STATEMENTS

    Progress Energy's 2001 Annual Report, which includes financial statements for the fiscal years ended December 31, 2001, and 2000, together with related notes, audited statements of income and changes in financial position for the three most recent years, and the report of Deloitte & Touche LLP, independent public accountants, was mailed to shareholders of record as of the close of business on March 1, 2002.

                          FUTURE SHAREHOLDER PROPOSALS

    Shareholder proposals submitted for inclusion in the proxy statement for the Company's 2003 Annual Meeting must be received no later than December 2, 2002 at the Company's principal executive offices, addressed to the attention of:

                                        William D. Johnson
                                        Executive Vice President,
                                        General Counsel and Secretary
                                        Carolina Power & Light Company
                                        Post Office Box 1551
                                        Raleigh, North Carolina 27602-1551

    Any other proposal which a shareholder desires to be presented for action at an Annual Meeting must be received by the Secretary of the Company no later than the close of business on the 60th day prior to the first anniversary of the immediately preceding year's annual meeting. The proposal must include a brief description of the business desired to be brought before the meeting, the shareholder's name and address, the class and number of shares owned by the shareholder and disclosure of any material interest the shareholder may have in the matter proposed.

                                 OTHER BUSINESS

    The Board of Directors does not intend to bring any business before the meeting other than that stated in this Proxy Statement. The Board knows of no other matter to come before the meeting. If other matters are properly brought before the meeting, it is the intention of the Board of Directors that the persons named in the enclosed Proxy will vote on such matters pursuant to the Proxy in accordance with their best judgment.

                                 DIRECTIONS TO
                        CAROLINA POWER & LIGHT COMPANY'S
                       2002 ANNUAL SHAREHOLDERS' MEETING
 (to be held at the Mahaffey Theater at the Bayfront Center in St. Petersburg,
                                    Florida)

                                     [MAP]

CAR-PS-02

(logo) CP&L
       A Progress Energy Company

                               VOTING INSTRUCTIONS

VOTE BY PHONE:           It's fast, convenient and immediate!
                         Call Toll-Free on a Touch-Tone Phone.

                         Follow these four easy steps:

                      1. Read the accompanying Proxy Statement and this Proxy Card.

                      2. Call the toll-free number (1-877-779-8683). There is no charge for this call.

                      3.   Enter your Control Number located on this Proxy Card.

                      4.   Follow the recorded instructions.

VOTE BY CARD      Complete, sign, date and return your proxy card in the
                  enclosed envelope

              Your vote is important! Call 1-877-779-8683 anytime!



     DO NOT RETURN THIS PROXY CARD IF YOU ARE VOTING BY TELEPHONE UNLESS YOU
                        INTEND TO REVOKE YOUR PRIOR VOTE.

DETACH CARD                                                          DETACH CARD


|X|  PLEASE MARK VOTE
     AS IN THIS EXAMPLE

CAROLINA POWER & LIGHT COMPANY        DIRECTORS RECOMMEND VOTE FOR
                                      ----------------------------
MARK BOX AT RIGHT IF AN ADDRESS       1.  ELECTION OF DIRECTORS AS SET FORTH
CHANGE HAS BEEN NOTED ON THE              IN THE PROXY STATEMENT                    For All       With-       For All
REVERSE SIDE OF THIS CARD.                                                         Nominees       hold         Except

                                      NOMINEES:                                       |_|          |_|          |_|

                                      (01)  W. FREDERICK   (04)  C. SALADRIGAS
                                      (02)  W. MCCOY       (05)  J. WILSON
CONTROL NUMBER:                       (03)  J. MULLIN

                                      NOTE: IF YOU DO NOT WISH YOUR SHARES VOTED "FOR" A PARTICULAR NOMINEE, MARK THE "FOR ALL
                                      EXCEPT" BOX AND STRIKE A LINE THROUGH THE NAME(S) OF THE NOMINEE(S). YOUR SHARES WILL BE VOTED
                                      "FOR" THE REMAINING NOMINEE(S).

                                      2.  IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS THAT IS
                                          PROPERLY BROUGHT BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

                                      Please be sure to sign and date this Proxy                           Date



                                                Shareholder sign here                               Co-owner sign here

                         CAROLINA POWER & LIGHT COMPANY

Dear Shareholder,

Please take note of the important information enclosed with the Proxy Card. That information relates to the management and operation of your Company and requires your immediate attention and approval. Details are discussed in the enclosed proxy materials.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the box on this Proxy Card to indicate how your shares will be voted then sign the card, detach it and return your proxy card in the enclosed postage paid envelope.

Your vote must be received prior to the Annual Meeting of Shareholders, May 8, 2002.

Thank you in advance for your prompt consideration of these matters.

Sincerely,

Carolina Power & Light Company





                         CAROLINA POWER & LIGHT COMPANY
          410 S. WILMINGTON STREET, RALEIGH, NORTH CAROLINA 27601-1849

   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

PROXY. The undersigned hereby appoints William Cavanaugh III and Robert B. McGehee, and each of them as Proxies, with full power of substitution, to vote the shares of stock of Carolina Power & Light Company registered in the name of the undersigned, or which the undersigned has the power to vote, at the Annual Meeting of Shareholders of the Company to be held Wednesday, May 8, 2002, at 10:00 a.m., and at any adjournment thereof, for the election of directors, and upon other matters properly brought before the meeting. The undersigned acknowledges receipt of the notice of said Annual Meeting and the proxy statement.

THIS PROXY WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). UNLESS OTHERWISE SPECIFIED, IT WILL BE VOTED FOR THE ELECTION OF DIRECTORS AS SET FORTH IN THE PROXY STATEMENT. THE NOMINEES FOR DIRECTOR ARE: W. FREDERICK,
W. MCCOY, J. MULLIN, C. SALADRIGAS AND J. WILSON. IF ANY DIRECTOR BECOMES UNAVAILABLE, THE PROXIES WILL VOTE FOR A SUBSTITUTE DESIGNATED BY THE BOARD.

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

NOTE: Please sign exactly as name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee or guardian, or as custodian for a minor, please give full title as such. If a corporation, please have signed in full corporate name by any authorized officer, giving full title. If a partnership, sign in full partnership name by an authorized person, giving full title.

HAS YOUR ADDRESS CHANGED? IF SO, COMPLETE BELOW.
NEW ADDRESS: